Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of GMO ETF Trust of our reports dated April 24, 2026, relating to the financial statements and financial highlights of GMO Beyond China ETF, GMO Domestic Resilience ETF, GMO Dynamic Allocation ETF, GMO International Quality ETF, GMO International Value ETF, GMO Systematic Investment Grade Credit ETF, GMO Ultra-Short Income ETF, GMO U.S. Quality ETF and GMO U.S. Value ETF which appear in GMO ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Boston, Massachusetts

June 30, 2026